Kaman Corporation Bloomfield, CT 06002 (860) 243-7100	NEWS

KAMAN REPORTS FOURTH QUARTER, YEAR 2006 RESULTS

BLOOMFIELD, Connecticut (March 1, 2007) - Kaman Corp. (NASDAQ: KAMN) today reported financial results for its fourth quarter and year ended December 31, 2006.

The company reported net earnings for the 2006 fourth quarter of $9.6 million, or $0.39 per share diluted, compared to $9.2 million, or $0.38 per share diluted in the 2005 period. The 2006 fourth quarter results include the negative effect of a $1.9 million pretax charge in the Aerospace segment related to the company’s SH-2G(A) helicopter program for Australia. The 2005 fourth quarter results, on the other hand, include the positive effect of $5.0 million in pretax income resulting from recoveries of amounts that the company had written off in 2004 on programs with MD Helicopters, Inc. (MDHI) and a $1.9 million reversal of vacation accruals in the Industrial Distribution segment, offset by a $2.5 million pretax charge related to the Australia helicopter program and $1.2 million in non-deductible expenses for legal and financial advisory services related to the successful recapitalization in 2005. The effective tax rate for the 2005 fourth quarter was 53.0 percent, due primarily to the non-deductible recapitalization expenses and non-deductible stock appreciation rights expense incurred earlier in 2005. The effective tax rate for the 2006 fourth quarter was at a more normal rate of 38.5 percent. Net sales for the 2006 fourth quarter were $308.9 million, compared to $288.5 million in the 2005 period.

For the 2006 full year, the company reported net earnings of $31.8 million, or $1.30 per share diluted, compared to net earnings of $13.0 million, or $0.57 per share diluted in 2005. Results for 2006 include $9.7 million in pretax charges in the Aerospace segment related to the Australia helicopter program. Results for 2005 include $16.8 million in pretax charges for the Australia helicopter program partially offset by a $6.8 million pretax benefit in the Aerospace segment arising from MDHI recoveries. The 2005 results also include the impact of $8.3 million of primarily nondeductible expenses for stock appreciation rights triggered by a significant increase in the price of Kaman stock in 2005 and $3.3 million of non-deductible recapitalization expenses. The non-deductible expenses raised the effective 2005 tax rate to 54.8 percent, compared to an effective 2006 tax rate of 39.2 percent. Net sales for the 2006 full year were $1.2 billion, compared to $1.1 billion in 2005.

Paul R. Kuhn, chairman, president and CEO, said, “For Kaman, 2006 was a strong year in several respects. Operationally, the company achieved record sales and consolidated net earnings were up sharply. Our two largest segments, Aerospace and Industrial Distribution, achieved record operating income for the year. The Music segment achieved record sales for the year due to a full year of performance from the acquisition of Musicorp but, even so, sales were disappointing due to depressed consumer spending on music products over the course of the year. Music segment operating income declined for the year in part due to the effect of the soft market on the overall business and, to a lesser extent, due to the incremental costs of Musicorp, many of which have been or will be eliminated as Musicorp is fully integrated into the segment. Strategically, each segment moved forward in its markets securing new business relationships with top-level customers and suppliers. Organizationally, we completed our first full year since recapitalizing into a single class of voting stock, made good appointments to augment segment leadership where necessary, and elected two new members to the board of directors following a national search. Financially, the company received affirmation of its Standard and Poor’s investment grade rating of BBB- (stable); and in January 2007, the company expanded its revolving credit agreement for working capital support by $50 million to a total of $200 million. Much has changed at Kaman over the past several years. As we continue the effort to bring our helicopter contract with Australia and its long period of losses to an end, we are more focused than ever on executing targeted internal and external growth strategies for each of our businesses. We have excellent opportunities and the financial flexibility to take advantage of those we wish to pursue.”

“Kaman Reports Fourth Quarter, Year 2006 Results”
March 1, 2007

Summary of Segment Information
(In millions)

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,

	2006	2005	2006	2005

Net sales:
Aerospace	$92.6	$75.6	$326.0	$288.0
Industrial Distribution	157.6	152.0	665.4	621.9
Music	58.7	60.9	214.8	191.3
	308.9	288.5	1,206.2	1,101.2

Operating income:
Aerospace	15.7	16.4	48.1	33.3
Industrial Distribution	6.5	7.3	35.2	29.4
Music	4.9	5.2	11.6	13.0
Net gain (loss) on sale of assets	-	-	(.1)	-
Corporate expense (1)	(9.6)	(8.3)	(35.4)	(42.9)

Operating income:	17.5	20.6	59.4	32.8
Interest expense, net	(1.6)	(1.1)	(6.2)	(3.0)
Other expense, net	(.2)	-	(.9)	(.9)

Earnings before
income taxes	$15.7	$19.5	$52.3	$28.9

(1) “Corporate Expense” increased for the three months ended December 31, 2006 and decreased for the twelve months ended December 31, 2006, compared to the same periods of 2005, as shown below:

	For the Three Months Ended		For the Twelve Months Ended
	December 31, 2006	December 31, 2005	December 31, 2006	December 31, 2005
Corporate expense before other items	$(4.0)	$(3.9)	$(16.8)	$(16.5)

Other items:
Stock appreciation rights	(.6)	.1	(1.0)	(8.3)
Consulting/Legal - Recapitalization	-	(1.2)	.5	(3.3)
Pension expense	(.9)	(1.4)	(3.5)	(5.7)
Supplemental employee retirement plan	(1.4)	(.7)	(5.4)	(3.0)
Long term incentive plan	(1.6)	(.6)	(4.4)	(3.2)
Incentive compensation	(.9)	(.6)	(3.7)	(2.9)
Stock option expense	(.2)	-	(1.1)	-

Corporate expense - total	$(9.6)	$(8.3)	$(35.4)	$(42.9)

“Kaman Reports Fourth Quarter, Year 2006 Results”
March 1, 2007

REPORT BY SEGMENT

Aerospace Segment
The Aerospace segment had fourth quarter operating income of $15.7 million, compared to operating income of $16.4 million a year ago. The 2006 fourth quarter results include a $1.9 million pretax charge related to the SH-2G(A) helicopter program for Australia. The 2005 fourth quarter results include a net benefit of $5.0 million in pretax income resulting primarily from recoveries of certain past due amounts that the company had written off in 2004 on programs with MDHI, partially offset by a $2.5 million pretax charge related to the Australia program. Segment sales for the 2006 fourth quarter were $92.6 million, compared to $75.6 million in the 2005 period.

For the 2006 full year, the segment had operating income of $48.1 million, compared to operating income of $33.3 million in 2005. The 2006 results include the impact of $9.7 million in pretax charges for the Australia helicopter program. Results for 2005 include $16.8 million in pretax charges for the Australia program partially offset by a $6.8 million pretax benefit arising primarily from MDHI recoveries. Segment sales for 2006 were $326.0 million, compared to $288.0 million in 2005.

Mr. Kuhn said, “Before 2005, our Aerospace company was one in which many of our activities were designed to support our prime helicopter operations. Our costs were too high for competition in the global subcontract market. In addition, the industry had gone through a consolidation that we had not participated in, and therefore, in terms of new business opportunities, we were on the sidelines looking in. Since then, we have made significant changes. We realigned the segment into four operating units to insulate most of the business from the greater prime contractor overheads that all of the activities had previously shouldered, and since then have considerably reduced those overheads, as well. We upgraded our facilities. We targeted the opportunities having the best overall margin potential and avoided other business, sometimes at the cost of giving up things we had been doing for years. We put in place lean initiatives throughout and are constantly striving to improve our efficiencies and our processes. Our results are showing the benefit of these changes. Our margins in the Aerospace segment have improved, our business base is growing, and we have developed our reputation as a lower cost, high quality domestic partner to the prime aerospace manufacturers.

“Both the commercial aircraft market and the military helicopter market, two of our principal areas of focus, are strong and appear able to remain so for some time. Our task now is to perform on those contracts we already have, which will by themselves provide year-over-year growth for our Kamatics bearing business and our Aerostructures business, and we must be successful in taking advantage of other known opportunities we see emerging. As this develops, we must still complete our helicopter contract with Australia. We are close to completing all contractual requirements on this long-delayed loss program, and yet we are currently talking with the Australian government about scope changes and contract additions associated with new certification requirements introduced by the customer. New work to address the scope changes would be expected to take approximately twenty-nine months to complete. Meanwhile, we await the decision of the Australian Minister of Defence concerning continuation or cancellation of the program. Our Fuzing division has been working through the technical development and producability phases over the last several years to bring its potentially largest program ever, the Joint Programmable Fuze (JPF), up to a production level that can support the government’s delivery requirements. We think we are about there and anticipate sales and earnings improvement in that division over time as a result.”

“Kaman Reports Fourth Quarter, Year 2006 Results”
March 1, 2007

Aerostructures Division:
The Aerostructures Division had net sales of $23.3 million in the fourth quarter of 2006, compared to $14.0 million the previous year. Net sales for the 2006 full year were $78.7 million, compared to $55.0 million in the 2005 period.

The Aerostructures Division produces subcontract assemblies and detail parts for commercial and military aircraft programs, including various models of Boeing commercial airliners, the Boeing C-17 military transport, the Sikorsky BLACK HAWK helicopter and several other programs. Operations involving the use of metals are conducted principally at the company’s Jacksonville facility, while operations involving the use of composite materials are conducted primarily at the company’s PlasticFab facility in Wichita.

At the Jacksonville facility, work continued on the production of structural wing subassemblies for the C-17 at a rate of 15 shipsets per year. This has been a good long-term program for Kaman that had been scheduled to conclude in mid-2007 with the completion of the 180th aircraft. Boeing has informed the company that the program will be continued for a minimum of 22 additional shipsets, extending deliveries through the end of 2008. The company also continued production of cockpits for the Sikorsky BLACK HAWK helicopter, delivering 56 cockpits in 2006, and Boeing 777 shipsets at a rate of approximately seven per month, reflecting the positive sales trend for that aircraft.

At the division’s Wichita facility, work continued on a multi-year contract awarded by Spirit AeroSystems on April 1, 2006, for production of the composite flight deck floor for the Boeing 787 Dreamliner. Work also continued to bring previously announced orders on line from Sikorsky Aircraft, involving MH-92 helicopters, and Shenyang Aircraft Corporation, involving the Boeing 787 Dreamliner, while production continued on commercial and military aircraft composite programs for Boeing, Bell Helicopter, and others.

Fuzing Division:
The Fuzing Division net sales in the fourth quarter of 2006 were $15.1 million, compared to $16.6 million in the fourth quarter of 2005. In September 2006, the company announced it was shifting management responsibility for the company’s Tucson-based Electro-Optics Development Center (EODC) to the Fuzing Division, and consequently these net sales figures include EODC net sales of $0.6 million and $1.5 million respectively in the fourth quarters of 2006 and 2005. Net sales for the 2006 full year were $71.1 million, including $3.4 million from EODC, compared to $64.1 million, including $5.7 million from EODC, in 2005. Principal operations are conducted at the Middletown, Connecticut and Orlando, Florida (Dayron) facilities.

The division manufactures safe, arm and fuzing devices with missile-related programs generally performed at its facility in Middletown and bomb-related programs generally performed at its Dayron facilities. In addition, the company manufactures precision measuring and mass memory systems for a range of military and commercial applications at its Middletown facility.

The division has been working through a variety of issues related to the JPF program manufacturing process, which may continue to result in periodic interruptions of program production. The division continues to work on strengthening the reliability of its supply chain, diagnosing and correcting technical issues, and improving material flow on the JPF program in order to meet production requirements. Management believes significant progress has been made with respect to many of these issues. The current total value of JPF contracts awarded by the U.S. government from inception to date is $116.6 million, which includes the fourth quarter 2006 exercise of Option 4. As the JPF product has continued to develop in the market, the division is focused on further marketing the product to foreign militaries. Management believes that foreign sales are an important element in the ultimate success of the program.

“Kaman Reports Fourth Quarter, Year 2006 Results”
March 1, 2007

In connection with the division’s previously reported warranty rework for the FMU-143 program, the division has not been permitted to finish the work due to issues raised by the U.S. Army Sustainment Command (USASC), the procurement agency that administers the FMU-143 contract, primarily related to administrative matters and verification of the accuracy of test equipment (which accuracy has been verified). On December 27, 2006, the USASC notified the company that it was changing its remedy under the warranty clause from rework of the non-conforming fuzes to an "equitable adjustment" of the contract price in the amount of $6.9 million. The company believes that the USASC is unjustified in attempting to make this change and has responded to that effect to the USASC. The parties are following the procedure established by the contract and if the USASC determines that it will not accept rework of the fuzes, the company intends to appeal the decision.

Generally, revenue on fuzing programs is recorded on delivery of the product to the customer. Many Fuzing Division programs require fuzes to be shipped in lots that take longer than three months to produce, and sales for the various programs will vary based on the number of lots that are delivered during a quarter. Therefore quarter-to-quarter comparisons will not always be meaningful.

Helicopters Division:
The Helicopters Division had net sales of $27.8 million in the fourth quarter of 2006, compared to $21.4 million in the 2005 period. Net sales for the 2006 full year were $69.9 million, compared to $76.7 million in 2005. Full year results include the sale of the last available K-MAX helicopter in 2006, and four such aircraft in 2005. Operations are conducted primarily from the Bloomfield, Connecticut facilities. While the Helicopters Division continues to market its SH-2G and K-MAX aircraft, its focus has changed to bringing engineering and manufacturing support to the other prime manufacturers in the industry.

During 2006, the division made significant progress toward completion of the requirements of the 1997 production contract with the Commonwealth of Australia by performing Formal Qualification Testing (FQT) of the Integrated Tactical Avionics System (ITAS). During this time, the division also worked with the Commonwealth to resolve previously reported flight safety questions that resulted in grounding of the aircraft early in 2006, and management believes that the cause of the safety concern has been rectified. The Commonwealth also continued to develop additional work scope related to its aircraft certification requirements, which would involve development and testing of new software and hardware requirements for the automatic flight control system. The division has provided a proposal to perform the additional work, which could take up to approximately twenty-nine months.

Meanwhile, the company awaits the result of a previously reported review by the Commonwealth's Minister of Defence regarding the possibility of pursuing an alternative to the Kaman program. The company believes that its program is the most efficient and cost effective method to achieve the Royal Australian Navy's operational needs. As of this writing, no decision has been announced by the Minister.

While these activities are ongoing, in January 2007, the Commonwealth also initiated the process that is provided for under the contract to resolve disputes (which would begin with discussions between the parties and could ultimately result in arbitration). The parties subsequently agreed to stop that process and mutually waive, for the present, the expiration of any statute of limitations periods that might be involved in the dispute. The Commonwealth's principal assertions are that the helicopters have not been delivered in a timely manner and the design of the helicopter, particularly the automatic flight control system, is inadequate from a safety perspective. Management believes that its obligations to the Commonwealth under the program are being performed and the design of the SH-2G(A) is safe and proper as demonstrated by the significant operational history of this aircraft type with several countries, including the United States. Management intends to continue its efforts to work with the Commonwealth to develop a satisfactory path forward to complete the SH-2G(A) program, which may include the additional work discussed above.

“Kaman Reports Fourth Quarter, Year 2006 Results”
March 1, 2007

The Helicopters Division began to perform subcontract work for Sikorsky Aircraft Corporation in 2006, specifically related to fuselage joining and installation tasks related to the BLACK HAWK helicopter as well as providing certain mechanical subassemblies for Sikorsky. This exposure to a new customer is creating the potential for additional business opportunities for the division.

The division is also continuing work under a program to provide depot level maintenance for SH-2G(E) helicopters delivered to the government of Egypt during the 1990s. Through December 2006, the total estimated value of the program was $7.3 million and the division had completed work on three of the nine aircraft. Work on the fourth aircraft commenced in August and it is anticipated that it will be completed in May 2007. In January 2007, the division received authorization for $1.8 million for depot level maintenance on the fifth aircraft.

In December 2006, the division sold its last available K-MAX helicopter to Central Copters of Belgrade, Montana, for use in oil and gas exploration.

Kamatics Subsidiary:
Kamatics (including RWG, the company’s German bearing subsidiary) generated net sales of $26.4 million in the fourth quarter of 2006, compared to $23.6 million in the 2005 period. Kamatics net sales for the 2006 full year were a record $106.3 million, compared to $92.2 million in 2005. Operations are conducted at company facilities in Bloomfield, Connecticut and Dachsbach, Germany.

Kamatics’ proprietary self-lubricating bearings are currently in use in almost all military and commercial aircraft produced in North and South America and Europe, and are market-leading products for applications requiring highly sophisticated engineering and specialization in the airframe bearing market. Together with RWG’s product range, solutions for almost all types of applications can be offered.

Business conditions and product mix continued to be favorable for Kamatics and RWG during the quarter. Sales were strong in all principal market sectors served. While the strong market for commercial and military aerospace business has created a positive climate for growth throughout the industry, a meaningful contributor to Kamatics’ growth has been the company’s emergence as an industry leader in overall delivery performance: our “lean” transformation over the last several years has earned the company a reputation for shorter lead-times and high on-time delivery performance.

To accommodate anticipated growth, the company added 25,000 square feet of plant space at the Bloomfield site during the fourth quarter, representing an approximate 20 percent increase in production space, and has an additional 10,000 square feet under construction for occupancy in the second quarter of 2007.

Other Aerospace Matters:
The company has previously reported that it has made an offer to NAVAIR and the General Services Administration to purchase the portion of the Bloomfield facility that the company currently leases from NAVAIR. The offer is valid through July 31, 2007 and is subject to negotiation of mutually acceptable terms that include, in consideration for the transfer of title, the company's assumption of responsibility for environmental remediation at the facility as necessary to meet the requirements of state law that will apply upon the transfer. In preparation for this, the company is in discussions with the Connecticut Department of Environmental Protection in order to define the scope of such remediation.

“Kaman Reports Fourth Quarter, Year 2006 Results”
March 1, 2007

Industrial Distribution Segment
The Industrial Distribution segment had operating income for the fourth quarter of 2006 of $6.5 million, compared to $7.3 million in the 2005 period. Results for the 2005 quarter include the benefit of a $1.9 million reversal of vacation accruals. Net sales in the 2006 fourth quarter were $157.6 million, compared to $152.0 million the previous year. For the full year of 2006, the segment had record operating income of $35.2 million, compared to $29.4 million in 2005. Net sales for 2006 were a record $665.4 million, compared to $621.9 million in the prior year.

Kaman is the third largest North American industrial distributor serving the bearings, electrical/mechanical power transmission, fluid power, motion control and materials handling markets. The segment offers almost two million items, as well as value-added services, to a base of more than 50,000 customers spanning nearly every sector of industry. The segment is headquartered in Windsor, Connecticut, and operations are conducted from approximately 200 locations in the U. S., Canada and Mexico.

In 2006, the segment won major new business with two prestigious, nationally known companies. One of these new accounts is expected to become one of the segment’s largest. The segment also won renewal of all of its major agreements that were expiring.

Mr. Kuhn said, “2006 was a year of record sales and operating profits for the Industrial Distribution segment. The increase in sales for the year was driven by strong organic growth in the business, as we won new national accounts and expanded relationships with existing customers. The Industrial Distribution segment is a scalable business that can leverage its infrastructure to raise operating margins as sales increase. It is also a business in which the three top players, including Kaman, are all adding market share due to both consolidation in the ranks of distributors and the inclination of the larger manufacturers to concentrate their purchases through national account arrangements such as those we have been winning in recent years. Winning new accounts leads to expansion of the segment’s geographic footprint. In 2006, new branches were opened in Austin, Texas; Greenville, South Carolina; LaGrange, Georgia; and Topeka, Kansas, and several are planned for 2007. In addition, the segment is working to expand its product offerings, particularly in the field of fluid power. We are confident that all of these things taken together, combined with our continued pursuit of acquisition opportunities, will sustain the strong performance of 2006 over the longer term.”

“Kaman Reports Fourth Quarter, Year 2006 Results”
March 1, 2007

Music Segment
The Music segment had fourth quarter operating income of $4.9 million, compared to $5.2 million the previous year. Segment net sales for the 2006 fourth quarter were $58.7 million, including $15.2 million from the August 2005 acquisition of Musicorp, compared to $60.9 million, including $17.9 million from Musicorp in the fourth quarter of 2005.

For the 2006 full year, the segment had operating income of $11.6 million, compared to $13.0 million in the 2005 period. Net sales for the 2006 full year were $214.8 million, including $52.6 million from Musicorp, compared to $191.3 million, including $28.7 million from Musicorp in 2005.

Kaman is the largest independent distributor of musical instruments and accessories, offering more than 20,000 products for amateurs and professionals. Headquartered in Bloomfield, Connecticut, distribution operations are conducted from strategically placed warehouse facilities and offices that cover the North American market.

Mr. Kuhn said, “High energy prices and a weakening housing market took their toll on the Music industry in 2006, with two national retailers filing for bankruptcy during the year. Despite that challenging environment, we experienced a year of meaningful achievement as Kaman continued to build the value of its Music business. During the year, we completed the consolidation of the 2005 acquisition of Musicorp and continued to reduce Musicorp operating expenses. In 2006, we converted our distribution agreement with Sabian Cymbals into an exclusive distribution contract, expanding an important product offering to proprietary brand status and, on January 1, 2007, Elixir Strings selected Kaman as its exclusive U.S. distributor. The added value that Kaman brings as the largest independent distributor of musical instruments and accessories has allowed us to secure these arrangements. The company has also used its sophisticated, large-scale business systems to create a proprietary software system link to our inventories for our customer base of several thousand retailers ranging from the industry’s largest national chains, which require such systems, to the smallest neighborhood music stores, which gain the benefit of greater efficiency. All of this should benefit the company when the outlook for musical instrument sales improves.”

Concluding Remark
Mr. Kuhn concluded, “We have come a long way in transforming Kaman Corporation, and the future looks bright for continued growth. With our recapitalization in late 2005 that took us from a dual class, nonvoting structure to a single class of voting stock, and with the improving financial performance that we are achieving, investor community interest in the company has increased. We are working hard to sustain the momentum of our recent successes, and I believe Kaman is well positioned to continue building shareholder value in the years ahead.”

A conference call has been scheduled for tomorrow, March 2, 2007 at 11:00 a.m. (EST). Listeners may access the call live over the Internet through a link on the home page of the company’s website at http://www.kaman.com. In its discussion, management will include certain non-GAAP measures related to company performance. A reconciliation of this information will be provided in the exhibits to the conference call and will be available through the Internet link provided above.

“Kaman Reports Fourth Quarter, Year 2006 Results”
March 1, 2007

FORWARD-LOOKING STATEMENTS

This release may contain forward-looking information relating to the company's business and prospects, including the Aerospace, Industrial Distribution and Music businesses, operating cash flow, and other matters that involve a number of uncertainties that may cause actual results to differ materially from expectations. Those uncertainties include, but are not limited to: 1) the successful conclusion of competitions for government programs and thereafter contract negotiations with government authorities, both foreign and domestic; 2) political conditions in countries where the company does or intends to do business; 3) standard government contract provisions permitting renegotiation of terms and termination for the convenience of the government; 4) domestic and foreign economic and competitive conditions in markets served by the company, particularly defense, commercial aviation, industrial production and consumer market for music products; 5) satisfactory completion of the Australian SH-2G(A)program, including resolution of the current contract dispute with the Commonwealth; 6) receipt and successful execution of production orders for the JPF U.S. government contract including the exercise of all contract options and receipt of orders from allied militaries, as both have been assumed in connection with goodwill impairment evaluations; 7) in the EODC/University of Arizona litigation, successful defeat of the University’s appeal of the jury verdict in the company’s favor; 8) satisfactory resolution of i) the company’s dispute with the U.S. Army procurement agency relating to warranty work for the FMU-143 program and ii) the 2005 DCIS investigation of that program; 9) satisfactory results of negotiations with NAVAIR concerning purchase of the company's leased facility in Bloomfield, Conn.; 10) continued support of the existing K-MAX helicopter fleet, including sale of existing K-MAX spare parts inventory and in 2007, availability of a redesigned clutch assembly system; 11) cost growth in connection with environmental remediation activities at the Moosup facility and such potential activities at the Bloomfield facility; 12) profitable integration of acquired businesses into the company's operations; 13) changes in supplier sales or vendor incentive policies; 14) the effect of price increases or decreases; 15) pension plan assumptions and future contributions; 16) future levels of indebtedness and capital expenditures; 17) continued availability of raw materials in adequate supplies; 18) the effects of currency exchange rates and foreign competition on future operations; 19) changes in laws and regulations, taxes, interest rates, inflation rates, general business conditions and other factors; and 20) other risks and uncertainties set forth in the company's annual, quarterly and current reports, and proxy statements. Any forward-looking information provided in this release should be considered with these factors in mind. The company assumes no obligation to update any forward-looking statements contained in this release.

###

Contact: Russell H. Jones
SVP, Chief Investment Officer & Treasurer
(860) 243-6307
rhj-corp@kaman.com

“Kaman Reports Fourth Quarter, Year 2006 Results”
March 1, 2007

KAMAN CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(In thousands except per share amounts)

	For the Three Months		For the Twelve Months
	Ended December 31,		Ended December 31,

	2006	2005	2006	2005

Net Sales	$308,940	$288,516	$1,206,154	$1,101,196

Costs and expenses:
Cost of sales	222,630	205,502	873,868	814,385
Selling, general and
administrative expense	69,485	63,004	275,110	256,241
Net (gain) loss on sale of assets	16	(24)	52	27
Other operating income	(701)	(643)	(2,253)	(2,214)
Interest expense, net	1,643	1,134	6,179	3,046
Other expense, net	192	17	919	860
	293,265	268,990	1,153,875	1,072,345

Earnings before income taxes	15,675	19,526	52,279	28,851
Income tax expense	(6,033)	(10,348)	(20,493)	(15,823)

Net earnings	$9,642	$9,178	$31,786	$13,028

Net earnings per share:
Basic	$.40	$.39	$1.32	$.57
Diluted	$.39	$.38	$1.30	$.57

Average shares outstanding:(1)
Basic	24,110	23,641	24,036	23,038
Diluted	24,917	24,575	24,869	23,969

Dividends declared per share	$.125	$.125	$.50	$.485

(1) Average shares outstanding for the three and twelve months ended December 31, 2006 increased from prior year principally due to the completion of the recapitalization on November 3, 2005.

“Kaman Reports Fourth Quarter, Year 2006 Results”
March 1, 2007

KAMAN CORPORATION AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands)

	December 31, 2006	December 31, 2005
Assets
Current assets:
Cash and cash equivalents	$12,720	$12,998
Accounts receivable, net	189,328	176,285
Inventories	231,350	220,714
Deferred income taxes	25,425	31,652
Other current assets	19,097	17,159
Total current assets	477,920	458,808
Property, plant and equipment, net	54,165	51,592
Goodwill	56,833	54,693
Other intangible assets, net	19,264	19,836
Deferred income taxes	14,000	7,908
Other, net	8,231	5,660
	$630,413	$598,497
Liabilities and shareholders’ equity
Current liabilities:
Notes payable	$-	$915
Current portion of long-term debt	1,551	1,660
Accounts payable - trade	95,059	94,716
Accrued pension costs	2,965	13,150
Accrued contract losses	11,542	19,950
Other accrued liabilities	40,231	41,077
Advances on contracts	10,215	14,513
Other current liabilities	28,559	30,872
Income taxes payable	8,215	6,423
Total current liabilities	198,337	223,276
Long-term debt, excluding current portion	72,872	62,235
Other long-term liabilities	62,643	43,232
Shareholders’ equity	296,561	269,754
	$630,413	$598,497

“Kaman Reports Fourth Quarter, Year 2006 Results”
March 1, 2007

KAMAN CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(In thousands)
	For the Twelve Months
	Ended December 31,
	2006	2005

Cash flows from operating activities:
Net earnings	$31,786	$13,028
Depreciation and amortization	10,472	9,555
Provision (recovery) for losses on accounts receivable	(47)	(2,120)
Net (gain) loss on sale of assets	52	27
Deferred income taxes	(243)	3,183
Other, net	22,717	4,086
Changes in current assets and liabilities,
excluding effects of acquisitions:
Accounts receivable	(12,624)	20,487
Inventory	(10,280)	(9,825)
Accounts payable	(7,041)	10,986
Accrued contract losses	(8,429)	(17,550)
Advances on contracts	(4,298)	(2,208)
Changes in other current assets and liabilities	(16,546)	9,467
Income taxes payable	1,300	3,660
Cash provided by (used in) operating activities	6,819	42,776

Cash flows from investing activities:
Proceeds from sale of assets	545	346
Expenditures for property, plant & equipment	(13,219)	(9,866)
Acquisition of businesses, less cash acquired	(1,341)	(31,875)
Other, net	(1,675)	788
Cash provided by (used in) investing activities	(15,690)	(40,607)

Cash flows from financing activities:
Changes to notes payable	(915)	(6,341)
Changes in book overdraft	7,264	1,912
Changes in debt	10,528	27,745
Recapitalization	-	(13,892)
Proceeds from exercise of employee stock plans	3,238	585
Dividends paid	(12,002)	(10,747)
Debt issuance costs	-	(824)
Other	283	-
Cash provided by (used in) financing activities	8,396	(1,562)

Net increase (decrease) in cash and cash equivalents	(475)	607

Effect of exchange rate changes on cash and cash equivalents	197	22

Cash and cash equivalents at beginning of period	12,998	12,369

Cash and cash equivalents at end of period	$12,720	$12,998
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